May 30, 1997



Mr. Wade Patterson
117 Woodrow Balch Dr.
Huntsville, AL 35806

Dear Wade:

This letter sets forth terms and conditions for your continued employment with Intergraph Corporation. When accepted and signed by you, this letter will become your Employment Agreement.


1. This Agreement will expire December 31, 2002, unless earlier terminated as set forth below.

2. You will continue in your position as Executive Vice-President of Intergraph Corporation, and President, Intergraph Computer
System division,  reporting to the CEO of Intergraph Corporation.

3. Within ninety days I will propose a plan to the Intergraph Board of Directors along with my strong recommendation, by which Intergraph Computer System division is spun off as a separate corporate entity and a wholly-owned subsidiary of Intergraph Corporation. As part of the proposal, you will be named as the President and CEO and a Director of the new entity, and the terms of this Agreement will continue in effect. Your work location
will remain in Huntsville, Alabama.   The terms and conditions of
this Agreement will continue in effect, whether or not the Board accepts the proposal.

4. For the remainder of 1997, your salary will be paid at the annual rate of $250,000 per calendar year. You will receive salary increases of $25,000 per calendar year beginning with the first pay period for January, 1998, and again in January during each succeeding year throughout the term of this Agreement.

5.  You will receive bonus payments for 1997 totaling $250,000.
This 1997 bonus will be paid in three equal installments for the final pay periods in the months of July 1997, October 1997 and January 1998.


6. You will receive bonus payments for 1998 and each succeeding year throughout the term of this Agreement based on revenue and net income of ICS (defined below) calculated as follows:

          0.01% of ICS revenue plus

          0.20% of ICS net income (none if ICS net income is negative);

calculated for each calendar quarter and paid in the second month of each following quarter. For purposes of this Agreement, ICS revenue and ICS net income shall mean the amounts as reported in Intergraph management reports at the date of this letter, until such time as ICS may become a wholly owned subsidiary. When and if ICS becomes a functioning subsidiary, these terms shall mean the amounts as reported by the ICS subsidiary.

7. During the term of this Agreement your employment will be subject to the policies set forth in the Intergraph Policy Manual as it may be modified from time-to-time for all employees.

8. At the expiration of this Agreement, if Intergraph fails to offer you a new employment agreement with terms at least as favorable as this Agreement, then Intergraph will pay to you the sum of $500,000 as a severance benefit.

9. In the event that Intergraph materially breaches any term of this Agreement and fails to cure within 30 days of written notice, or in the event that Intergraph permits Cash and Cash Equivalents reported in Intergraph's quarterly report to fall below $25,000,000, or in the event that Intergraph Corporation or the Intergraph Computer Systems corporate entity experiences a Change of Control event (defined below), then you will have the right to terminate this Agreement by written notice of termination delivered to Intergraph's legal counsel within 15 business days of the event, and you will have the right to payment of $2,000,000 within 30 days following the delivery of a timely written notice of termination.

10. For purposes of this Agreement a Change of Control event shall be defined to have occurred when (i) any person becomes the beneficial owner of securities of Intergraph Corporation or the Intergraph Computer Systems corporate entity (either being the "Company"), having at least 20% of the voting power of either Company's then outstanding securities (a "Controlling Person") and
(ii) the persons who were Directors of either Company prior to the person becoming a Controlling Person cease to constitute a majority of the Board of Directors of either Company, on account of the vote of the Controlling Person or pursuant to an agreement between the Controlling Person and either Company.

11. You agree to perform the duties of Executive Vice-President of Intergraph and President , CEO and Director of ICS faithfully and to be best of your ability on a full-time basis. If you are unable or unwilling to perform those duties satisfactorily for a period of more that 20 consecutive business days (annual vacation and holidays excepted), or if you resign voluntarily before the expiration of this Agreement, or if you materially violate the terms of this Agreement and fail to cure within 30 days of written notification, or if you are properly terminated for cause as provided in the Policy Manual, then Intergraph shall have the option to terminate this Agreement without further obligation to you, other than payments required under applicable employment laws for unused vacation, and the like.

12. It is understood and agreed that you are currently engaged in outside business for Intellicomp Corporation, and that this business is not a violation of Intergraph's policy on Conflicts of Interest, so long as it does not interfere unduly with your ability to perform your duties for Intergraph.

13. This offer is contingent upon your signing the attached Proprietary Information and Inventions Agreement, the terms of which are incorporated into and comprise a material part of this Employment Agreement. Inventions made for Intellicomp Corporation are not covered by the terms of the attached Proprietary Information and Inventions Agreement.

14. You agree that for a period of one year after your employment with Intergraph or its subsidiary ends for any reason, you will not take employment with or act as a consultant to any Intergraph competitor in the United States in any technical field in which Intergraph has a business interest.

15.  This Agreement supersedes all prior discussions and documents
that relate to the subject matter covered herein.   This Agreement
can only be altered in writing signed by you and by the CEO of Intergraph.

16. All amounts set forth in this Agreement shall be subject to tax and other withholding under Intergraph's usual compensation practices.

17. This Agreement will be interpreted under the laws of the State of Alabama. Time is of the essence in all the terms of this Agreement.

Intergraph Corporation



By/s/ James W. Meadlock
-----------------------
James W. Meadlock, CEO

Accepted and agreed:


/s/ Wade C. Patterson
---------------------
Wade C. Patterson